Exhibit 99.2

Biopharmaceutical Leader Robert J. Spiegel, MD, FACP Appointed to the Athenex Board of Directors

Pharmaceutical industry veteran with significant oncology clinical development expertise appointed to Board

BUFFALO, N.Y., August 4, 2020 — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the appointment of Robert J. Spiegel, MD, FACP, a renowned biotech and pharmaceutical executive, to its Board of Directors.

“We are thrilled to add an industry executive with Dr. Spiegel’s deep drug development expertise to our Board of Directors,” said Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex. “Dr. Spiegel is a seasoned leader and has a strong track record of innovation and successful NDA approvals at both large cap pharmas and smaller biotechs. His contribution will be instrumental as we advance our pipeline programs and invest in future label expansion opportunities.”

Dr. Spiegel was most recently Chief Medical Officer of PTC Therapeutics and prior to that he was Chief Medical Officer at Schering-Plough. During his tenure of 26 years at Schering, Dr. Spiegel chaired the oncology development team for over 10 years and oversaw over 30 successful New Drug Applications. Dr. Spiegel is an Associate Professor of Medicine, Weill Cornell Medical College. Dr. Spiegel also consults as an Advisor to Warburg Pincus and serves on the Boards of Geron Corporation, Cyclacel Pharmaceuticals, and Ayala Pharmaceuticals.

“Athenex has an innovative Orascovery platform that can potentially transform chemotherapies and improve patients’ lives. I am excited to join the Athenex Board of Directors and to help the Company further advance their broad clinical pipeline and bring important innovative products to cancer patients,” said Dr. Spiegel.

Athenex also announces today that Mr. John Koh has resigned from the company’s Board of Directors. Mr. Koh is stepping down in order to permit the Company to expand the breadth and depth of the pharmaceutical industry expertise of its Board during a critical period of the Company’s growth. The Athenex team and the Board of Directors thanks Mr. Koh for his contribution and commitment to the Company since joining the Board of Directors in April 2019.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-

engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit www.athenex.com.

CONTACTS

Athenex, Inc.:

Daniel Lang, MD

Corporate Development and Corporate Communications

Email: danlang@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com